Exhibit 23.1

Consent of Independent Auditors

We consent to the use in this Current Report (Form 8-K/A) of Roper Industries, Inc. and to the incorporation by reference in the Registration Statements of Roper Industries, Inc. on Form S-8 (Nos. 33-71094, 33-77770, 33-78026, 333-36897, 333-73139, 333-35666, 333-35672, 333-35648, 333-59130, 333-105919, 333-105920, 333-135700) of our report dated July 27, 2012, with respect to the consolidated financial statements of Sunquest Holdings, Inc. and Subsidiaries as of May 31, 2012 and for the year then ended.

/s/ Ernst & Young LLP
Raleigh, North Carolina
 October 30, 2012